Exhibit 99.1

May 17, 2010	CONTACTS:

Media:
Gary Chapman, tel: +1 281 719 4324

Investor Relations:
Kurt Ogden, tel: +1 801 584 5959

Huntsman to Recover $110 million in Insurance Settlement Proceeds

The Woodlands, Texas — Huntsman Corporation (NYSE: HUN) today announced that it has reached agreement with its reinsurance carriers to settle Huntsman’s claims related to losses occurring as a result of the April 29, 2006, fire at its Port Arthur, Texas, olefins facility, subsequently sold to Flint Hills Resources.  Under the agreement, Huntsman will receive cash proceeds of $110 million in settlement of its claims, which had been the subject of ongoing arbitration with its carriers.  Huntsman expects to receive payment within thirty days following the date of the agreement.  Huntsman previously collected $365 million in insurance proceeds also related to the 2006 fire.

Peter Huntsman, President and CEO of Huntsman, stated, “We are pleased to have reached this agreement.  As previously indicated, we plan to use these proceeds to retire secured debt and further strengthen our balance sheet.  After doing so with these proceeds, we will have prepaid almost $300 million of secured debt since the beginning of this year.”

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals.  Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging.  Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman today has approximately 11,000 employees and operates from multiple locations worldwide.  The Company had 2009 revenues of approximately $8 billion.  For more information about Huntsman, please visit the Company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  In addition, the completion of any transactions described in this release is subject to a number of uncertainties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that such transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.

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